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                                                                   EXHIBIT 10.11

                       AGREEMENT RELATING TO ACQUISITIONS



                                     between

                                 MARINEMAX, INC.

                                       and

                              BRUNSWICK CORPORATION



                                 April 28, 1998
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                       AGREEMENT RELATING TO ACQUISITIONS


         AGREEMENT RELATING TO ACQUISITIONS dated as of the 28th day of April 1998 among MARINEMAX, INC., a Delaware corporation (the "Company"); and BRUNSWICK CORPORATION, a Delaware corporation for itself and on behalf of its subsidiaries and divisions including the Sea Ray Division of Brunswick ("Brunswick").

                                 R E C I T A L S

         A. The Company has completed merger transactions (the "Mergers") involving Bassett Boat Company of Florida, Louis DelHomme Marine, Gulfwind Marine, USA, Gulfwind Marine South, and Harrison's Marine Centers as well as their affiliated and subsidiary companies (collectively, the "Merged Companies") as a result of which the Merged Companies became wholly owned subsidiaries of the Company.

         B. The Merged Companies sell and service various boats manufactured by Brunswick or subsidiaries or divisions of Brunswick ("Brunswick Affiliates"), including Sea Ray pleasure boats, Boston Whaler fishing boats, and Baja high-performance boats, pursuant to the Dealer Agreements.

         C. The Company, Brunswick, and Sea Ray entered into a settlement agreement dated as of March 12, 1998 (the "Settlement Agreement") pursuant to which Brunswick and the Brunswick Affiliates consented to a change in the ownership of each of the Merged Companies resulting from the Mergers.

         D. It is the intention of the Company to close an initial public offering of its Common Stock (the "IPO").

         E. The Company's growth will be achieved both internally and through acquisitions.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 "AGREEMENT" means this Agreement Relating to Acquisitions.

         SECTION 1.2 "BRUNSWICK BOAT DEALERS" means boat dealers having dealer agreements with Brunswick or a Brunswick Affiliate relating to Sea Ray boats.
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         SECTION 1.3 "COMPANY" means MarineMax, Inc.

         SECTION 1.4 "DEALER AGREEMENTS" means the agreements of even date between the Merged Companies, Brunswick, and any Brunswick Affiliate providing for the purchase, sale, and maintenance of boats and related marine products.

         SECTION 1.5 "IPO" means the initial public offering of Common Stock of the Company.

         SECTION 1.6 "MERGERS" means the merger transactions involving the Company, Bassett Boat Company of Florida, Louis DelHomme Marine, Gulfwind Marine USA, Gulfwind Marine South, and Harrison's Marine Centers, and their affiliated and subsidiary companies.

         SECTION 1.7 "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, or other entity.

                                   ARTICLE II
                               FUTURE ACQUISITIONS

         SECTION 2.1 BASE ACQUISITIONS. Subject to the procedures set forth in Schedule A, acquisitions by the Company in any fiscal year of the Company of Brunswick Boat Dealers with total revenue not to exceed 20% of the Company's revenue in its previous fiscal year shall be mutually agreed upon by Brunswick and the Company through cooperative efforts in good faith (the "Base Acquisitions"), in each case to the extent that any such Brunswick Boat Dealer desires to be acquired by the Company. In considering Base Acquisitions, reasonable efforts will be made to include a balance of dealers that are successful and those that are not. In considering Base Acquisitions, Brunswick and the Company recognize the need to maximize the value of the stock of the Company to its stockholders. Brunswick and the Company agree that the revenue of the Company for the Company's newly adopted fiscal year ended September 30, 1997 shall be deemed to be $233 million. Brunswick and the Company will meet once a year, or more frequently as they shall mutually determine, to consider proposed Base Acquisitions with the goal of agreeing upon Base Acquisitions for the next succeeding year. In presenting possible acquisitions to Brunswick, the Company shall follow the procedures set forth in Schedule A to this Agreement. Brunswick will not unreasonably withhold its consent to any Base Acquisition. Notwithstanding the foregoing, Brunswick hereby approves and will support the acquisition by the Company of each Brunswick Boat Dealer identified on Schedule B and C to this Agreement to the extent that any such Brunswick Boat Dealer desires to be acquired by the Company, provided that the acquisitions listed on Schedule B shall not count against the 20% revenue cap.

         SECTION 2.2 ADDITIONAL ACQUISITIONS. Purchases of Brunswick Boat Dealers by the Company in addition to those in accordance with Section 2.1 will be discussed by Brunswick and the Company at the request of either of them upon at least 30 days prior notice to the other ("Additional Acquisitions"). Brunswick's consent to any Additional Acquisition may be granted or withheld in Brunswick's discretion.


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         SECTION 2.3 CERTAIN OTHER PROVISIONS RELATING TO THE ACQUISITIONS.
After such time, if any, that Brunswick informs the Company in writing that Brunswick's sales of Sea Ray boats to the Company constituted 49% or more of its sales of Sea Ray boats to all Brunswick Boat Dealers including the Company for any fiscal year of Brunswick (the "49% Cap"), Brunswick and the Company will negotiate in good faith the standards for acquisitions of Brunswick Boat Dealers by the Company during the next succeeding fiscal year of Brunswick provided that Brunswick may grant or withhold its consent to any acquisition in its sole discretion for so long as the Company exceeds the 49% Cap. If the Company falls under the 49% Cap, it may propose in accordance with Section 2.1 acquisitions that fall within the 49% Cap and Brunswick's consent may not be unreasonably withheld.

                                  ARTICLE III
                               GENERAL PROVISIONS

         SECTION 3.1 ENTIRE AGREEMENT; AMENDMENT, MODIFICATION, TERMINATION. Except for the Settlement Agreements, the Dealer Agreements, the Agreement Relating to the Purchase of MarineMax Common Stock, the Stockholders' Agreement, and the Governance Agreement, this Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, unless otherwise specified in this Agreement. This Agreement may be amended, modified or terminated at any time or times only by unanimous written agreement of the parties hereto.

         SECTION 3.2 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-laws rules to the contrary.

         SECTION 3.3 TERMINATION. This Agreement shall terminate in the event the Dealer Agreements have been terminated by Brunswick due to the actions of the Company and its Affiliates.

         SECTION 3.4 NOTICES. Unless otherwise specifically stated herein, all notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, 12 hours after being sent by facsimile, or 72 hours after being sent by registered or certified mail, postage prepaid, addressed as set forth below:


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               (i)         If to the Company:

                           MarineMax, Inc.
                           Attention: Mr. William H. McGill Jr.
                           18167 US North #499
                           Clearwater, Florida 33764
                           Tel:  (813) 531-1700
                           Fax:  (813) 531-0123

                           With a copy to:

                           O'Connor, Cavanagh, Anderson, Killingsworth
                           & Beshears, P.A.
                           Attention: Robert S. Kant, Esquire
                           One East Camelback Road, Suite 1100
                           Phoenix, Arizona  85012
                           Tel:  (602) 263-2606
                           Fax:  (602) 263-2900

              (ii)         If to Brunswick:

                           Brunswick Corporation
                           Attention: Mr. Peter Larson
                           1 North Field Court
                           Lake Forest, Illinois 60045
                           Tel:  (847) 735-4822
                           Fax:  (847) 735-4425

                           With a copy to:

                           Brunswick Corporation
                           Attention: General Counsel
                           1 North Field Court
                           Lake Forest, Illinois 60045
                           Tel:  (847) 735-4305
                           Fax:  (847) 735-4050

         Any party may alter the address to which communications or copies are to be sent by giving notice of that change of address in conformity with the provisions of this Section for the giving of notice.

         SECTION 3.5 BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. Except to the extent set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto


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and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer his, her, or its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

         SECTION 3.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party hereto whose signature appears hereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         SECTION 3.7 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the parties hereto.

         SECTION 3.8 COUNTING. In computing the number of days or hours for purposes of this Agreement, all days and hours shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day or hour of any time period falls on a Saturday, Sunday or day that is a legal holiday in the state of Delaware, then the final day or hour shall be deemed to be the next day or hour that is not, or does not fall on, a Saturday, Sunday or day that is a legal holiday in the state of Delaware.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       MARINEMAX, INC.


                                       By: /s/ William H. McGill, Jr.
                                       Name: William H. McGill, Jr.
                                       Title: Chairman CEO



                                       BRUNSWICK CORPORATION


                                       By: /s/ Peter N. Larson
                                       Name: Peter N. Larson
                                       Title: Chairman & Chief Executive Officer



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                                   SCHEDULE A


                 1. Brunswick will not be asked to review a candidate for acquisition (a "Candidate") unless and until such Candidate has agreed to Brunswick and any Applicable Brunswick Affiliate (collectively, the "Brunswick Grantor") being informed of such possible acquisition.

                 2. The Brunswick Grantor and the Company will be provided with financial statements of the Candidate prepared by the Candidate, and will discuss expected future financial performance and the Company's business plans for the Candidate.

                 3. The Candidate, the Company or a wholly-owned subsidiary of the Company, as applicable, will agree to enter into a Dealer Agreement substantially similar to the existing Dealer Agreements.

                 4. In reviewing Candidates for Base Acquisitions, the Brunswick Grantor may consider any relevant facts and circumstances (taking into consideration the Candidate's prospects under Company ownership), including but not limited to the Candidate's qualifications and abilities to perform the Dealer Agreement obligations, the effects that approval would have on the resulting territory configuration and adjacent or other dealer sales, and the Company's capabilities to successfully operate the dealership.

                 5. The Brunswick Grantor shall not unreasonably withhold its consent to a Base Acquisition; provided that in making its decision, any of the following circumstances, without limitation, shall be deemed to be reasonable grounds to withhold consent.

                           (A) The offer or entering into of the applicable Dealer Agreement or the resulting relationship would require compliance by the Brunswick Grantor with any applicable federal, state or local franchise disclosure or business opportunity law, regulation, rule or order;

                           (B)      The Candidate does not submit the
                                    information and data requested by the
                                    Brunswick Grantor;

                           (C) The approval or entering into of the applicable Dealer Agreement would be contrary to or cause a breach or default of any contractual rights granted by the Brunswick Grantor to a third party, or would violate or be contrary to any applicable federal, state or local law, regulation, rule or order;


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                           (D)      The Brunswick Grantor is enjoined from the
                                    entering into of the applicable Dealer
                                    Agreement, or is threatened with litigation or an administrative or other proceeding in which it could be asserted that Brunswick is prohibited by law, contract or otherwise from the entering into of such a Dealer Agreement; or

                           (E) The products listed on the applicable Dealer Agreement are no longer sold by Brunswick, including but not limited to instances where the assets or business related to such products has been sold or transferred to a nonaffiliated third party.

                 6. The purchase and sale agreement will include language that it is subject to the consent of the Brunswick Grantor, which shall be deemed given upon approval of the Acquisition, subject to the original information given to the Brunswick Grantor being accurate at the time of acquisition.

                 7. Any approval given with respect to a Base Acquisition shall terminate if the Base Acquisition is not completed within six months from the date that approval is given.


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                                   SCHEDULE B


                 Stovall Tire & Marine, Inc.


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                                   SCHEDULE C


                 Cochran Marine
                 Skipper Bud of North Carolina


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